Exhibit 99.1

CONTACTS:	Paul A. McGrath	June Filingeri
	Vice President of Administration,	President
	General Counsel and Secretary	Comm-Partners LLC
	(412) 257-7603	(203) 972-0186

FOR IMMEDIATE RELEASE

Universal Stainless Announces Resignation of Chief Financial Officer Effective April 30

BRIDGEVILLE, PA, April 12, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Richard M. Ubinger has submitted his resignation as Vice President of Finance, Chief Financial Officer and Treasurer effective April 30, 2010. Mr. Ubinger has decided to leave the Company in order to pursue other business opportunities. The Company noted that a search for a new CFO has commenced and that Ronald Hauck, who joined the Company as Controller in 2005, will serve as the Company’s principal financial officer on an interim basis through the conclusion of the search process. Prior to joining Universal Stainless, Mr. Hauck held several senior financial positions, including various positions held during his 24 years with PNC Financial Services Inc.

Dennis M. Oates, President and Chief Executive Officer, said, “The Company greatly appreciates Rick’s many contributions during his tenure with Universal Stainless. While we have commenced a search for a replacement for Rick, we are very confident in our current finance team and in the Company’s ability to execute a smooth transition when our next Chief Financial Officer joins our organization.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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